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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         SPECIALTY CHEMICAL RESOURCES
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

                       SPECIALTY CHEMICAL RESOURCES, INC.

                        Supplemental Proxy Statement For
                         Annual Meeting of Stockholders

     This Supplemental Proxy Statement is being furnished by Specialty Chemical Resources, Inc., a Delaware corporation ("Specialty Chemical Resources" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at the offices of Specialty Chemical Resources, 9100 Valley View Road, Macedonia, Ohio 44056 on June 8, 1995 at 10:00 a.m. (Cleveland time), and any postponements or adjournments thereof (the "Annual Meeting") and amends and supplements the Company's Proxy Statement dated April 28, 1995, as amended and supplemented by the Supplemental Proxy Statement dated May 15, 1995 (as amended, the "Proxy Statement"). This Supplemental Proxy Statement should be read in conjunction with the Proxy Statement.

     This Supplemental Proxy Statement provides certain additional information required to be disclosed by the Company in connection with the proxy contest initiated against the Company by a group calling itself the Committee for Revitalization and Enhancement of Stockholder Value of Specialty Chemical Resources, Inc. (the "Committee").

     This Supplemental Proxy Statement and the enclosed WHITE proxy card are first being sent to Stockholders on or about May 24, 1995.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Set forth below is certain supplemental information with respect to participants (as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended). Within the past year, no participant was, nor is any participant currently, a party to any contract, arrangement or understanding with respect to any securities of the Company. Since the beginning of the Company's last fiscal year, the Company was not, and currently is not, a party to any transaction, or proposed transaction, or series of similar transactions, in which the amount involved exceeds $60,000.00 and in which any participant, or any associate of any participant, has, or will have, a direct or an indirect material interest. No participant, nor any associate of any participant, has an arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

                         CERTAIN ADDITIONAL INFORMATION

     As previously reported, the Company has recently received a $750,000 initial order from a new customer. The Company was informed verbally by the new customer that its annual volume of orders could exceed three to four million dollars. Of course, there can be no assurance that the customer's annual volume will reach its projected levels.

     The Company expects to introduce a new Barrier Pack Can during the third quarter of the current fiscal year. Because the newly designed can combines significant technological advantages with lower material costs, the Company anticipates that it will realize cost savings that will have a favorable impact on the Company's results of operations.

     As you know, the Committee has alleged that the compensation of Messrs. Edwin and Corey Roth has dramatically increased from 1991 through 1994, while, in fact, the combined compensation of the

Roths declined during that period. If bonuses are correctly attributed to the year in which they are earned, the total cash compensation paid to Messrs. Edwin and Corey Roth for their services in 1991 was $445,381 and in 1994 was $417,500, resulting in a 6.3% decrease in total cash compensation.

                               VOTING INFORMATION

     PLEASE DO NOT SIGN AND RETURN THE BLUE PROXY CARD OR OTHER PROXY OR NOTICE OF REVOCATION SENT TO YOU BY THE COMMITTEE. PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

     Any proxy may be revoked at any time prior to the time a vote is taken by delivering written notice of revocation or a later dated proxy card, or by voting in person at the Annual Meeting.

     ONLY HOLDERS OF RECORD OF SHARES OF COMMON STOCK AS OF APRIL 17, 1995, THE RECORD DATE, MAY VOTE AT THE ANNUAL MEETING. YOU ARE URGED TO SUBMIT THE WHITE PROXY CARD EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

     If any other matters properly come before the Annual Meeting, the proxy holders intend to vote such proxies in accordance with their best judgment. Unrevoked original WHITE proxy cards returned without direction will be voted FOR the Board's nominees for election to the Board of Directors and FOR ratification of the appointment of Grant Thornton LLP as the independent accountants for the Company. Where no instructions have been given by a Stockholder on the enclosed WHITE proxy card, the shares will be voted FOR the Board's nominees for election to the Board of Directors of the Company and FOR ratification of the appointment of Grant Thornton LLP as the independent accounts for the Company.

May 23, 1995

Cleveland, Ohio                               Specialty Chemical Resources, Inc.

     If you have any questions or need assistance in voting your shares, please call:

                          [MacKenzie Partners logo]

                                156 Fifth Avenue
                            New York, New York 10010

                 1-800-322-2885 (toll-free in continental U.S.)
                               212-929-0308 (Fax)

                       SPECIALTY CHEMICAL RESOURCES, INC.

                             9100 Valley View Road
                             Macedonia, Ohio 44056

                                                                    May 23, 1995

DEAR STOCKHOLDER:

     In a transparent attempt to justify their lack of a meaningful personal financial commitment to Specialty Chemical, small-time raider Charles Woolley and his cohorts have made a RIDICULOUS LOW-BALL OFFER TO BUY MY 564,488 SHARES OF COMMON STOCK FOR ONLY $3 3/4 PER SHARE.

     IN ADDITION TO REJECTING HIS LOW-BALL PRICE, I HAVE TOLD MR. WOOLLEY THAT NO OFFER SHOULD BE MADE TO ME WITHOUT THE SAME OFFER BEING MADE TO ALL STOCKHOLDERS OF THE COMPANY. I AM NOT INTERESTED IN "REVERSE GREENMAIL."

     Knowing full well that I would turn down their illusory offer, this 24-hour take it or leave it stunt -- on the eve of our election contest -- is nothing more than a public relations ploy. Clearly our investors will see this ruse for what it is -- a blatant attempt to dodge the justified concerns of Specialty Chemical investors about the sincerity of the entire Woolley group.

                  WOOLLEY WANTS CONTROL OF SPECIALTY CHEMICAL
            BUT IS UNWILLING TO PAY A FAIR PRICE TO ALL STOCKHOLDERS

     Considering the pittance that this group has at risk in this proxy fight raid on your Company, we continue to question their real motives. We think Mr. Woolley should be more forthcoming with our stockholders.

     - Mr. Woolley, who tells you he wants to be Specialty Chemical's next President, needs to be more candid about the circumstances surrounding his "departure" from his most recent employer.

     - In addition, Mr. Bott, their self-anointed chief financial officer, should explain why he was not kept on by RPM Inc. when it acquired his company and why Mr. Judy was involved in litigation over his compensation benefits after he "resigned" from the same company.

           DO NOT LET YOUR ANNUAL MEETING BE USED AS AN OUTPLACEMENT
                    SOURCE FOR UNEMPLOYED FORMER EXECUTIVES

     Ask yourself what these so-called "turn-around" artists bring to the table. What they are really trying to turn-around is their own careers.

                    WHO DO YOU THINK IS MORE CLOSELY ALIGNED
                          WITH STOCKHOLDER INTERESTS?

     Remember, the Woolley group's investment of all six of their nominees is under $40,000 -- less than one-fiftieth of the amount your Directors and management have invested in Specialty Chemical common stock.

DON'T TURN OVER CONTROL OF YOUR COMPANY'S BRIGHT FUTURE TO THESE RAIDERS -- YOU,
                       NOT THEY, SHOULD BENEFIT FROM THE
                 COMPANY'S RECOVERY AND RETURN TO PROFITABILITY

     Your Company has already weathered the most difficult period in its recent history -- we have recovered from a devastating plant fire and successfully rebuilt and streamlined our operations. The cost cutting and consolidation moves made by your management team have positioned the Company to report significant profits in the third and fourth quarters of this year.

     - New product developments and dedication to the needs of our customers will enable us to maximize stockholder value as we move forward.

     - OUR ORDER INTAKE IS STRONG AND OUR CUSTOMERS' REACTION IS EXTREMELY POSITIVE TO THE 250 NEW FORMULATIONS THAT WE HAVE DEVELOPED THIS YEAR ALONE -- WITH ORDERS FOR 57 NEW FORMULATIONS ALREADY ON OUR BOOKS.

     - Your Company's cash flow remains strong. Since March 1992, your Company's tangible net worth has increased from $4.0 million to $8.3 million at the end of 1994.

     - PLANT CONSOLIDATIONS ARE EXPECTED TO YIELD OVER HALF A MILLION DOLLARS IN ANNUAL SAVINGS -- THIS IS ON TOP OF ADDITIONAL BENEFITS TO BE REALIZED FROM SUBSTANTIAL SALARY AND OTHER OVERTIME AND HEAD-COUNT REDUCTIONS.

     - Operating margins are also expected to improve from projected reduced inventory, lower transportation costs and increased capacity utilization. Our new computer system should also have a positive bottom-line impact as a result of better production scheduling and improved purchasing efficiencies of raw materials.

                  SUPPORT YOUR COMPANY AND YOUR CURRENT BOARD
                           VOTE THE WHITE PROXY TODAY

     Your vote is important. The success of your Company's future depends on your vote at this year's Annual Meeting. Please sign, date and mail the enclosed duplicate WHITE proxy promptly.

     DON'T HAND OVER CONTROL OF SPECIALTY CHEMICAL TO A BUNCH OF SMALL-TIME CORPORATE RAIDERS -- NONE OF WHOM OWNED A SINGLE SHARE OF STOCK BEFORE JANUARY OF THIS YEAR. They want control but are not offering to pay you anything for your shares. Reject their efforts to sell you short by voting to re-elect your management nominees by signing, dating and mailing the WHITE proxy today.

     The Board of Directors appreciates your continued support.

                                            Sincerely,

                                            EDWIN M. ROTH
                                            Chairman and Chief Executive Officer

                      INSTRUCTIONS FOR VOTING YOUR SHARES

VOTING BY PROXY

     1. To be sure your vote is counted, please sign, date and return the enclosed duplicate proxy.

     2. DO NOT SIGN any blue proxy card you may receive from Mr. Woolley or persons acting on his behalf, even as a protest.

     3. All proxies should be received by Thursday, June 8, 1995 to be counted.

     4. Only your latest dated proxy will be counted.

VOTING IN PERSON

     The Annual Meeting will be held at the offices of Specialty Chemical Resources, Inc. 9100 Valley View Road, Macedonia, Ohio on June 8, 1995 at 10:00 a.m. Eastern Daylight-Saving Time. Even if you previously voted by proxy, you can vote by ballot at the meeting.

FOR ASSISTANCE

     Call MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or (212) 929-5500 (collect).

                         TIME IS SHORT -- DO NOT DELAY
                          VOTE YOUR WHITE PROXY TODAY

 IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT
         SPECIALTY CHEMICAL RESOURCES, INC. AT (216) 468-1380 EXT. 213
                                       OR

                          [MacKenzie Partners logo]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 322-2885